Exhibit 99.1

CONSENT OF STERNE, AGEE & LEACH, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of OBA Financial Services, Inc., as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 dated the date hereof relating to the proposed merger of OBA Financial Services, Inc. and F.N.B. Corporation and to the references to our firm and such opinion therein. This consent relates solely to the Registration Statement and not to any subsequent amendment thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sterne, Agee & Leach, Inc.

Dated: June 16, 2014